Exhibit 99.1

News Release

Date: May 20, 2004	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Michael Miner Elected to Mid-State Bancshares Board of Directors

ARROYO GRANDE, CA –  Shareholders of Mid-State Bancshares elected Michael Miner to the board of directors May 18 at the company’s annual shareholder meeting.

“We are pleased to welcome Michael Miner to the board of directors,” said Carrol Pruett, Mid-State Bancshares chairman.  “His knowledge of retail business, experience with a growing company, and his ties to the Central Coast will be valuable assets to the board.”

Miner is the president and chief executive officer of Miner’s Ace Hardware, a family business begun in 1956 by his father Lee and uncle Glenn.  During his tenure as president, the store has expanded from a single Grover Beach location with nine employees in 1982 to a five-store chain with 175 employees.  The Arroyo Grande store opened in 1986, the Morro Bay store in 1997, the Los Osos store in 2000, and the Atascadero store in 2002.  Miner also managed and co-owned Miner’s Home Appliance from 1975 to 1979.

Miner earned a bachelor of science degree from Antioch College and a secondary teaching credential from Chapman University.

A native of the Central Coast, Miner is a board member of the Five Cities Men’s Club and The CourtHouse, a $4 million non-profit basketball sports complex.  He served on the board of directors of Arroyo Grande Community Hospital, Rotary Club, and local Camp Fire and Boy Scouts organizations.

Miner has been married to his wife Susie for 32 years.  They have two grown daughters.

Department store executive Alan Rains was also elected to a three year term at the shareholder meeting. Vice chairman Daryl Flood, a director since 1978, was reelected to the board.

The eight Mid-State Bancshares directors whose terms did not expire this year are: architect and developer Trudi Carey, director since 2000; real estate broker H. Edward Heron, director since 1999; Vice Chairman and former U.S. Congressman Robert Lagomarsino, director since 2001; Mid-State Bank & Trust President and Chief Executive Officer James Lokey, director since 2000; investment broker Stephen Maguire, director since 1999; insurance broker Gregory Morris, director since 1987; Mid-State Bancshares Chairman Carrol Pruett, director since 1967; and businessman William Snelling, director since 1998.

Mid-State Bancshares is a $2.2 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 41 offices serving more than 100,000 households.

###